Exhibit 99.1

November 30, 2016

Western Uranium Corporation Provides a 2016 Shareholder Review and Update

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to provide highlights of its previously announced activities over the past months as Western moves towards becoming a top-tier uranium and vanadium producer in the USA. This has been a seminal year for Western.

In 2016 Western expanded the operational expertise of its management team by adding Patrick Siglin as Vice President Development and Michael Rutter as Vice President Operations to support the extensive uranium and vanadium permitting, licensing and production expertise of CEO George Glasier.

In the fall of 2016, the Board of Directors promoted Robert Klein from Vice President Finance to full time Chief Financial Officer, replacing Andrew Wilder as Chief Financial Officer. Mr. Wilder continues in his role as a director of Western.

In July 2015 the Company began a licensing process for its Ablation Mining Technology. Western has continued to advance through the process in 2016, as the Company has participated in public hearings and provided additional technical data to the Colorado Department of Public Health and Environment (“CDPHE”). Ultimately, a determination of the permitting required will allow the utilization of this new technology. During the same period, Western also completed modifications and upgrades on both the pilot and production ablation units.

In the spring of 2016, Western received and tested ore from Africa using its ablation production unit located in Nucla, Colorado. The favourable results were sent to the mine owner in Africa. Discussions are continuing on how best to deploy the Ablation Mining Technology in Africa with the mine owner.

Recently Western has been contacted by another uranium company based in Southern Africa in order to investigate the use of Ablation Mining Technology on its sandstone hosted deposit. These talks are at a very early stage but this outreach reconfirms the market desire for using Ablation Mining Technology outside of North America because it is environmentally safe and reduces production costs.

During 2016 Western’s management has been considering internally the best path to develop a royalty income stream from licensing ablation to several interested parties in Africa. Interest in using the Ablation Mining Technology has also come from Australia and North America where uranium is hosted in sandstone. Discussions with these mining companies are also at an early stage.

Over the course of 2016 Western received several Requests for Proposals (RFPs) from utilities, which the Company has evaluated. Several uranium buyers from global utilities have contacted Western for potential uranium offtake contracts. However, Western will commence production only when the price of uranium and/or vanadium reaches appropriate consistent pricing and will only sign offtake agreements that management believes will be advantageous to Western shareholders. Preparation for production has been a continuous process and is underway in parallel with the ablation licensing determination.

Recently the Company has conducted initial discussions with a third party for a vanadium offtake contract. The Western vanadium is in demand in the USA and several companies have enquired about supply.

Western was accepted for trading in the USA on the OTCQX Best Market and began trading under the symbol WSTRF in May 2016.

The Company raised over US$2 million in 2016, which Western used to advance the licensing of the Ablation Mining Technology, while investigating further uranium and vanadium property acquisitions, and hired key personnel to move towards production.

As previously disclosed, Western signed a Letter of Intent with Pinon Ridge Corporation for Western to send its uranium and vanadium ore to the Pinon Ridge Mill for processing.

As widely disseminated in the market, the five- and ten-year term uranium contracts that were written at much higher uranium prices by utilities are beginning to roll off. The market is anticipating that these utilities will need to start negotiations for renewed uranium term supply contracts sometime in 2017. However, Western does not intend to manage production based on global reactor term forecasts but is instead seeking to create a sustainable business that will have multiple avenues of earnings that management believes will offer Western shareholders a more stable and consistent profitability stream.

George Glasier commented: “We believe that investors have a notable opportunity to build an investment position in Western Uranium as it is our belief that uranium and vanadium prices are both poised to trend higher. Although spot uranium prices have dropped considerably in 2016 to less than US$20.00, spot vanadium pentoxide prices are up over 100% year to date. With our successful acquisition of Black Range Minerals in 2015, Western has become the second largest in-situ holder of historic uranium resources in the United States with over 90 million pounds. The Company’s Ablation Mining Technology uniquely positions the Company to become a low cost producer of uranium and vanadium through the application and advancement of this new process.”

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com